Exhibit 4.6
THIRD AMENDMENT TO THE
CRESCENT ENERGY COMPANY
2021 EQUITY INCENTIVE PLAN
THIS THIRD AMENDMENT (the “Third Amendment”) to the Crescent Energy Company 2021 Equity Incentive Plan (the “Plan”), has been adopted by the board of directors (the “Board”) of Crescent Energy Company, a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.
W I T N E S S E T H:
WHEREAS, the Company previously adopted the Plan;
WHEREAS, Article XIX of the Plan provides that the Plan may be amended from time to time, subject to the approval of the Company’s stockholders if such stockholder approval is required by the rules of any stock exchange on which the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”) is listed or quoted;
WHEREAS, on August 24, 2025, the Company entered into that certain Agreement and Plan of Merger by and among the Company, Vital Energy, Inc., a Delaware corporation (“Vital”), and certain other parties thereto, whereby the Company will acquire Vital (the “Transaction”);
WHEREAS, subject to and contingent on the consummation of the Transaction, as a result of the Transaction, the Company will assume the Vital Energy, Inc. Omnibus Equity Incentive Plan (as amended, the “Vital Plan”);
WHEREAS, the Board has determined that it is in the best interests of the Company to, subject to and contingent on the consummation of the Transaction, amend the Plan in order to authorize the assumption of all authorized but unused shares under the Vital Plan (the “Vital Shares”) so that such Vital Shares, as adjusted to reflect the Transaction, may be granted in the form of Common Stock under the Plan;
WHEREAS, as adjusted to reflect the Transaction, the Vital Shares represent 941,116 shares of Common Stock;
WHEREAS, the Common Stock is currently listed on the New York Stock Exchange and the assumption of the Vital Shares under the Plan as described in the preceding resolutions does not require stockholder approval pursuant to Section 303A.08 of the New York Stock Exchange Listed Company Manual; and
WHEREAS, the Board has determined that the Third Amendment shall be made effective as of the date of December 15, 2025 subject to and contingent on the closing of the Transaction (the “Amendment Effective Date).

NOW, THEREFORE, BE IT RESOLVED, that, subject to and contingent on the closing of the Transaction, the Plan shall be amended, effective as of the Amendment Effective Date, as set forth below:
1. Section 5.02 of the Plan is hereby deleted and replaced in its entirety with the following:
Subject to adjustment as provided under Article XV, the maximum aggregate number of shares of Common Stock that may be delivered with respect to Awards under the Plan (and the maximum aggregate number of shares of Common Stock that may be issued under the Plan through incentive stock options granted under the Plan) is equal to a number of shares of Common Stock equal to (a) 3,338,550 plus (b) 2,848,006 (the “SilverBow Shares”), which relate to the authorized but unused shares that remained available under the SilverBow Resources, Inc. 2016 Equity Incentive Plan (the “SilverBow Plan”) upon the completion of the Company’s transaction with SilverBow Resources, a Delaware corporation (“SilverBow”), whereby SilverBow became a wholly-owned subsidiary of the Company (the “Silverbow Transaction”) plus (c) 941,116 (the “Vital Shares”), which relate to the authorized but unused shares that remained available under the Vital Energy, Inc. Omnibus Equity Incentive Plan (the “Vital Plan”) upon the completion of the Company’s transaction with Vital Energy, Inc., a Delaware corporation (“Vital”), whereby the Company acquired Vital (the “Vital Transaction”) (such total amount in the preceding clauses (a) through (c), the “Aggregate Limit”); provided, however, that such Awards of SilverBow Shares or Vital Shares (i) shall be subject to the listing rules of the applicable stock exchange, if any, on which the Common Stock is listed (including with respect to the eligibility of the individuals who may be granted such Awards) and (ii) shall not be made after the date that awards or grants could have otherwise been made under the terms of the SilverBow Plan or the Vital Plan, respectively, absent the SilverBow Transaction or the Vital Transaction, respectively.
FURTHER RESOLVED, that except as amended hereby, the Plan shall continue to read in the current state and is specifically ratified and reaffirmed.
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